Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated October 17, 2014 (except for Note 14, as to which the date is December 8, 2014), with respect to the financial statements of Bellicum Pharmaceuticals, Inc., included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-200328) and related Prospectus of Bellicum Pharmaceuticals, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Houston, Texas

December 15, 2014